Exhibit 99.2

BANK FIRST CORPORATION

2020 EQUITY PLAN

RESTRICTED STOCK AWARD AGREEMENT

(NON-EMPLOYEE DIRECTOR)

As a non-employee director of Bank First Corporation (“the “Company”) you are hereby granted the right to earn the following:

1.	Name of Grantee:

2.	Date of Grant:

3.	Type of Equity Granted:	Restricted Stock

4.	Number of Equity Shares Granted:	XXX

5.	Fair Market Value per Share:	$$

6.	Vesting Schedule:	The Restricted Stock awarded hereunder vests at 100% on the first anniversary of the Date of Grant.

7.	Summary of Grant:	The grant is governed by the terms of the Bank First Corporation 2020 Equity Plan, as amended (the “Plan”). A copy of the Plan is available by contacting Sherry Jonet, Vice President of Human Resources. By accepting the grant, you agree to the terms of the Plan and this Award Agreement.

8.	Forfeitures	If your membership on the Board of Directors of the Company is terminated for Cause (as defined in the Plan) prior to the anniversary of the Date of Grant, the shares of Restricted Stock granted under this Award Agreement will be immediately forfeited. However, if your membership on the Board of Directors of the Company terminates for reasons other than Cause prior to the anniversary of the Date of Grant, the shares of Restricted Stock awarded shall be immediately vested.

Compensation Committee Chairman Donald R. Brisch
Date:

Participant’s Acceptance

The undersigned hereby accepts the foregoing award and agrees to the terms and conditions hereof, including the terms and provisions of the Plan. The undersigned hereby acknowledges receipt of a copy of the Company’s Plan.

Participant

Name
Date: